Exhibit 99.2

KAIRE HOLDINGS, INC’S SUBSIDIARY YESRX.COM CORP REPORTS ACQUIRES H&H GLASS, AN ILLINOIS CORPORATION.

Tuesday February 6, 2007

LOS ANGELES, CA, February 6, 2007 (MARKET WIRE via COMTEX) - Kaire Holdings, Inc (“KAIRE”) ((NASDAQ OTCBB SYMBOL “KAIH”). In a positive change in business direction, Kaire Holdings, Inc. is announcing the acquisition of H&H Glass Corporation. The terms of the acquisition includes a payment of approximately $8 million in common stock. In addition, as part of the transaction, all current convertible note holders have agreed to restructure their debt into zero coupon fixed rate convertible preferred shares with a two year hold on any conversions.

H&H Glass was formed in 1989 and distributes Asian glass to North America. In fiscal year 2005, H&H Glass had net revenues of approximately $13.5 million with net earnings of approximately $.5 million. Fiscal year 2006 figures will be available shortly. H&H Glass will be operated as a wholly owned subsidiary of Kaire Holdings Corporation.

As part of its change in business direction, as of February 4, 2007, Kaire Holdings discontinued its pharmacy business.

Kaire CEO Steven Westlund stated, “We are excited about this change of direction for Kaire Holdings Inc. which puts it in position to capitalize on the growing business relationships and business opportunities in the distribution of Asian products with an established company. “

About KAIRE

Kaire Holdings, Inc and subsidiaries provided pharmacy services and home care medical equipment to targeted segments of the medical and health care markets.

H&H Glass Corporation was formed in 1989 and distributes Asian glass to North America.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "ACT"). In particular, when used in the preceding discussion, the words "estimated," "believe," "optimistic," "expect," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the ACT and are subject to risks and uncertainties, and actual results could differ materially from those expressed in forward-looking statements. Such risks and uncertainties include, but are not limited to, unfavorable market conditions, increased competition, limited working capital, and failure to implement business strategies, actions by regulatory agencies, and other risks.

FOR ADDITIONAL INFORMATION CONTACT
Allen Lin
(949) 861-3560